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                                                                    EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") made as of the 27th day of May, 1998 (the "Effective Date"), by and between First Sierra Financial, Inc., a Delaware corporation (the "Employer"), and Michael A. Sabel (the "Employee"). Employer and Employee may be referred to herein collectively as the "Parties" and individually as a "Party".

                                    ARTICLE I

                                      TERM

         Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date (the "Term"). This Agreement replaces all prior agreements between the parties, oral or written, regarding employment of Employee by Employer and all such prior agreements are void as of the Effective Date of this Agreement.

                                   ARTICLE II

                               DUTIES OF EMPLOYEE

         2.01 Duties. Employee is engaged to be the Executive Vice President - Mergers and Acquisitions and President of First Sierra International (a division or subsidiary of Employer to be formed in the future). Employee's duties in such capacities shall be determined from time to time by the Chief Executive Officer of Employer. Employee shall perform and discharge his duties in a businesslike manner and faithfully as an officer of Employer, and shall be subject to the supervision and direction of the Chief Executive Officer of Employer and Employer's Board of Directors.

         2.02 Full-Time Employment. Subject to the provisions set forth below, Employee shall devote his productive time, ability, and attention to the business of Employer during the Term. Employee shall not, directly or indirectly, during the Term render any services of a business, commercial or professional nature to any other person, corporation, firm or organization, whether for compensation or otherwise, without the prior written consent of the Chief Executive Officer of Employer.

         Notwithstanding the foregoing, Employee may continue to engage in personal and family investing; provided, however, unless prior approval is given by the Chief Executive Officer of Employer, such investments may not include equipment leases or interests in non-publicly traded entities engaged in equipment leasing.
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                                   ARTICLE III

                            COMPENSATION AND BENEFITS

         3.01 Base Salary. As compensation for services rendered and Employee's covenants and agreements under this Agreement, Employee shall be entitled to receive a base salary of two hundred forty-nine thousand nine hundred ninety-nine dollars ($249,999) per year, payable in equal semi-monthly installments. The base salary of Employee may be increased from time to time at the sole discretion of Employer.

         3.02 Bonus. Employee will be eligible to participate in Employer's incentive bonus plan for executive management.

         3.03 Benefit Plans. During the Term, and thereafter, to the extent provided in the applicable plan or under applicable law, Employer agrees to include Employee in any retirement, insurance and health benefit plans adopted by Employer for the benefit of the senior employees of Employer. Employer may enter into and revise these plans in its sole discretion. Employee will have four weeks paid vacation each year.

         3.04 Expenses. Employer, in accordance with the rules and regulations Employer shall issue and may revise from time to time, shall reimburse Employee for business expenses directly and reasonably incurred in the performance of his duties. Employer acknowledges that Employee will require a travel and entertainment budget and reimbursement for reasonable travel and entertainment expenses. Any amounts advanced or reimbursed by Employer to Employee for travel and entertainment expenses shall be in addition to any other amounts payable to Employee hereunder.

                                   ARTICLE IV

                                   TERMINATION

         This Agreement shall terminate prior to the expiration of its Term upon the occurrence of any one of the following events:

         4.01 Disability. In the event that Employee is unable fully to perform his duties and responsibilities with reasonable accommodation hereunder to the full extent required by Employer due to illness, injury or incapacity for ninety
(90) consecutive days (during such ninety (90) day period Employee shall continue to be compensated as provided in Section 3.01 hereof), this Agreement may be terminated by Employer, and Employer and Employee shall have no further liability or obligations hereunder; provided, however, that Employer shall continue to pay Employee the base salary specified in Section 3.01 for the duration of the Term at the same times specified in Section 3.01 (as reduced by any payments received by Employee under any Employer-sponsored disability benefits plan in which Employee was participating). In the event of any dispute under this Section 4.01, Employee shall submit to a physical examination by a licensed physician selected by Employer, and acceptable to Employee. If the physician retained by Employer is not acceptable to Employee, then physicians selected by Employer and Employee shall jointly select a third physician to perform the examination. All costs related to the physical examination of Employee shall be paid by Employer.


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         4.02 Death. In the event that Employee dies during the Term, Employer shall pay to Employee's executors, legal representatives or administrators the base salary specified in Section 3.01 for the remainder of the Term at the same times specified in Section 3.01 (as reduced by any payments received by such executors, legal representatives or administrators under any Employer-sponsored death or disability benefits plan in which Employee was participating).

         4.03 Termination With Cause by Employer. Notwithstanding anything in this Agreement to the contrary, Employer may terminate this Agreement at any time for Cause by written notice to Employee. In the event of termination with Cause, Employee's employment shall terminate immediately upon receipt of such notice, and the Parties shall have no further duties or obligations to each other, provided, however, that Employee shall remain subject to all of the provisions of Article V and Employer shall pay to Employee all sums due to Employee through the date of termination. For purposes of this Agreement, the term "Cause" shall mean and be strictly limited to: (i) conviction of a crime constituting a felony under federal or state law; (ii) determination by Employer that Employee has committed any material act of dishonesty against Employer;
(iii) gross negligence by Employee in carrying out Employee's duties; (iv) material breach of this Agreement by Employee; (v) gross misconduct by Employee, such as intoxication on the job, insubordination, or other misconduct which could have an adverse effect on the business or operations of Employer; or (vi) Employee's breach of any of the provisions of Article V of this Agreement.

         4.04 Termination Without Cause by Employer. Employer may terminate this Agreement in its discretion and for any reason at any time during the Term (a "Termination Without Cause"), provided, however, that such Termination Without Cause must be undertaken pursuant to a unanimous decision of a committee of the Board of Directors of Employer consisting of Thomas J. Depping, Norman J. Metcalfe and David L. Solomon, or if only one or two members of such committee remain on the Board of Directors then pursuant to a decision of that one remaining person or a unanimous decision of those two remaining persons, respectively. Termination Without Cause shall be effected by delivering written notice to Employee, which notice shall specify the effective date of the termination (the "Termination Date"). In the event of Termination Without Cause, Employee's employment shall terminate on the Termination Date and the Parties shall have no further duties or obligations to each other, provided, however, that for a period of one year following the Termination Date, Employer shall pay to Employee (i) the base compensation specified and as scheduled in Section 3.01 and (ii) for each pay period during such one-year period following the Termination Date, an amount equal to one twenty-fourth of the cash bonus received by Employee for the year prior to the Termination Date.

         4.05 Termination by Employee. Employee may terminate this Agreement at any time by delivering written notice to Employer of Employee's intent to terminate at least thirty (30) days prior to such intended termination ("Departure Date"). This Agreement shall terminate on the Departure Date and the Parties shall have no further duties or obligations to each other, provided, however, that Employee shall remain subject to all of the provisions of Article V and Employer shall pay to Employee all sums due to Employee through the Departure Date.



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         4.06 Payments upon Change of Control.

         (a) Change in Control Payment. In the event of a Change of Control (as hereinafter defined) of Employer, Employer shall pay Employee in one lump sum payment, within thirty days following the Change of Control, an amount equal to
2.99 multiplied by the sum of the cash compensation paid to Employee for the year prior to the Change of Control (the "Change of Control Payment"); provided, however, that if a Change of Control occurs on or prior to December 31, 1999, the Change of Control Payment shall be an amount equal to 2.99 multiplied by the sum of (i) the base salary paid to Employee during 1998, as annualized, plus
(ii) the bonus paid to Employee for 1998. "Change of Control" shall mean any of the following: (i) Employer shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of Employer), (ii) Employer sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of Employer),
(iii) Employer is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than any person, entity or group which owned shares of common stock of Employer immediately prior to the initial public offering of Employer's common stock, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of Employer's voting stock (based upon voting power), or (iv) during any consecutive two-year period, individuals who constituted the Board of Directors of Employer (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of Employer was approved by a vote of at least three-quarters of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

         (b) Payment Limitation Provision. Notwithstanding the provisions of
Section 4.06(a) above, in the event that in the opinion of tax counsel selected and compensated by the Company ("Tax Counsel"), the Change of Control Payment would be subject to excise tax (in whole or part) as a result of Section 280G of the Code, then the Change of Control Payment shall be reduced or eliminated until no portion of the Change of Control Payment is subject to excise tax, or the Change of Control Payment is reduced to zero. For purposes of this limitation (i) no portion of the Change of Control Payment the receipt or enjoyment of which Employee shall have waived in writing prior to the date of payment following termination of the Change of Control Payment shall be taken into account, (ii) no portion of the Change of Control Payment shall be taken into account which in the opinion of Tax Counsel does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (iii) the Change of Control Payment shall be reduced only to the extent necessary so that the Change of Control Payment in its entirety constitutes reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or is otherwise not subject to excise tax, in the opinion of Tax Counsel, and (iv) the value of any non-cash benefit and all deferred payments and benefits included in the Change of Control Payment shall be determined by the mutual agreement of the Employer and Employee in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.




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                                    ARTICLE V

                                 PROPERTY RIGHTS

         5.01 Non-Competition. During the Term of this Agreement and for a period of one year after the termination of this Agreement or the expiration of the Term, as the case may be (the "Non-Compete Period"), Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, lender, principal, partner, stockholder (other than ownership of not more than five percent (5%) of the securities of a publicly held corporation purchased through a broker on an established stock exchange or the Nasdaq system), corporate officer, director, or in any other individual or representative capacity, engage or participate in an operating capacity in any business in the leasing sector that is in competition in any manner whatsoever with the business engaged in by Employer or any of its subsidiaries or affiliates; provided, however, that during the Non-Compete Period Employee may participate in the leasing sector as an employee of an investment banking firm.

         5.02 Solicitation. During the Non-Compete Period, Employee agrees not to, directly or indirectly, (i) call on or solicit, with respect to the activities prohibited by Section 5.01 of this Agreement, any person, firm, corporation or other entity who or which as of the date hereof, or within two years prior hereto, is or was a customer, referral source or distributor of Employer or any of its subsidiaries or affiliates, or (ii) solicit, influence or recommend the employment of any person who was employed by Employer or any of its subsidiaries or affiliates on a full or part-time basis during the Term; provided, however, that if requested by any employee of Employer or any of its subsidiaries or affiliates, Employee shall have the right to give a reference with respect to such employee.

         5.03 Confidentiality. In return for Employee's promises under this
Article V, Employee shall receive and be entrusted with certain confidential and/or secret information of a proprietary nature, including without limitation names and addresses of customers of Employer and its subsidiaries and affiliates, and business plans of Employer and its subsidiaries and affiliates. Employee shall not directly or indirectly disclose or use, during the Term or at any time thereafter, any such information which is not otherwise publicly available.

         5.04 Reasonableness of Restrictions. Employee agrees that (i) the covenants contained in Section 5.01, 5.02 and 5.03 hereof are necessary for the protection of Employer's business goodwill, (ii) a portion of the compensation paid to Employee under this Agreement is paid in consideration of the covenants herein contained, the sufficiency of which consideration is hereby acknowledged,
(iii) Employee is not, and under this Agreement will not be, engaged in a common calling, and (iv) if the scope of any restriction contained in Sections 5.01,
5.02 and 5.03 hereof is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum permitted by law, and the Parties consent that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of these covenants.





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         5.05 Copy of Covenants. Until the expiration of the applicable restrictions, Employee will provide, and Employer similarly may provide, a copy of the covenants contained in Sections 5.01, 5.02 and 5.03 of this Agreement to any business or enterprise which Employee may (i) directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, (ii) serve as an officer, director, employee, partner, principal, agent, representative, consultant leader or otherwise, or (iii) with which he may use or permit his name to be used.

                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.01 Arbitration. Employee and Employer agree that all disputes concerning the terms of this Agreement or Employee's employment with Employer will be subject solely to binding arbitration. The arbitrator selection and conduct of the arbitration will be pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration shall be Houston, Texas and shall be governed by the laws of the State of Texas.

         6.02 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested:

         If to Employer:

                  First Sierra Financial, Inc.
                  Texas Commerce Tower
                  600 Travis Street, Suite 7050
                  Houston, Texas  77002
                  Attention:  Chief Executive Officer

         If to Employee:

                  Michael A. Sabel
                  3333 N Street, N.W., #5
                  Washington, D.C. 20007

Mailed notices shall be addressed to the parties at the addresses set forth above, but each party may change his address by written notice in accordance with this Section 6.02. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of ten (10) days after mailing.



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         6.03 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the Parties with respect to such employment in any manner whatsoever.

         6.04 Certain Acknowledgements. Employee by his execution and delivery of this Agreement represents to Employer as follows:

         (i) Employee has been advised by Employer to have this Agreement reviewed by an attorney representing Employee, and Employee has either had this Agreement reviewed by such attorney or has chosen not to have this Agreement reviewed because Employee, after reading the entire Agreement, fully and completely understands each provision and has decided not to obtain the services of an attorney.

         (ii) Employee either on his own or with the assistance and advice of his attorney has in particular reviewed Article V and understands and accepts (a) the restrictions imposed by
                  Article V and Sections 5.01, 5.02 and 5.03 and (b) the restrictions imposed upon Employee pursuant to these sections are reasonable and necessary for the protection of the property rights of Employer and its affiliates.

         6.05 Headings. The headings or titles to Sections or Articles in this Agreement are intended solely for convenience of the parties and no provision of this Agreement is to be construed by reference to the heading or title of any section.

         6.06 Amendment or Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by Employer and is agreed to in writing, signed by Employee and by the Chief Executive Officer of Employer. Except as otherwise specifically provided in this Agreement, no waiver by any party hereto of any breach by any other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time; nor shall the receipt or acceptance of Employee's employment be deemed a waiver of any condition or provision hereof. Employee acknowledges that from time to time Employer may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of Employer may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks, and statements are intended only for general guidance. No policies, procedures, or statements of any nature by or on behalf of Employer (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature shall be construed to modify this Agreement or to create express or implied obligations of Employer.

         6.07 Assignability. Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of Employer, this Agreement being personal to Employee. This Agreement shall, however, inure to the benefit of Employee's


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estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by Employer to any entity that is not an affiliate of Employer without the written consent of Employee.

         6.08 Governing Law. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN THE STATE OF TEXAS, AND SHALL IN ALL RESPECTS BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         6.09 Severability. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the maximum extent permissible under law.

         6.10 No Duress. Employee acknowledges that no force, fear or threats or duress of any kind have been used to obtain the agreements and covenants contained in this Agreement.




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         IN WITNESS WHEREOF, this Agreement is executed in Houston, Texas on the day and year first above written.

                                          FIRST SIERRA FINANCIAL, INC.



                                          By:
                                              ----------------------------------
                                              Name: Thomas J. Depping
                                              Title:   Chief Executive Officer




                                          --------------------------------------
                                          Name: Michael A. Sabel





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